Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated July 29, 2021, is by and among: (1) Grom Social Enterprises, Inc., a Florida corporation (“Purchaser”); (2) Russell Hicks (“Hicks”), Brent Watts (“BWatts”), John Van Slooten, Trustee (“Van Slooten”) of the Van Slooten Family Revocable Living Trust dated 4/6/90 (“Van Slooten Trust”), and Gregory A. Peterson, Trustee (“Peterson”) of the Gregory A. Peterson Revocable Living Trust dated April 9, 2001 (“Peterson Trust”); Ryan Watts (“RWatts”); Robert Nelsen (“Nelsen”); Lauren Selig (“Selig”); Jared Wolfson (“Wolfson”); Matthew Cubberly (“Cubberly”); and (3) Curiosity Ink Media LLC, a Delaware limited liability company (“Company”). Each of Hicks, BWatts, Van Slooten, Peterson, RWatts, Nelsen, Selig, Wolfson and Cubberly are hereinafter sometimes referred to individually as a “Seller” and collectively as “Sellers; and each of Purchaser, Company and Sellers are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, under the Company’s Limited Liability Company Agreement, dated as of January 5, 2017, as amended by that certain First Amendment thereof dated January 1, 2019 (as so amended, the “Company LLC Agreement”), Sellers collectively own one hundred percent (100%) of the Company’s Membership Interests (as defined in the Company LLC Agreement), as more particularly described in Schedule A hereto; and

WHEREAS, subject to the terms and conditions contained in this Agreement, Purchaser desires to simultaneously purchase, acquire and receive from Sellers, and Sellers desire to simultaneously sell, transfer, assign and deliver to Purchaser, eighty percent (80%) of each Seller’s Membership Interests in the Company, with the result that (x) Purchaser will own eighty percent (80%) of the total Membership Interests in the Company and (y) Sellers will collectively own twenty percent (20%) of the total Membership Interest in the Company, all as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the Parties hereinafter expressed, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, and intending to be legally bound by this Agreement, it is hereby agreed as follows:

Article I
DEFINITIONS

Section 1.1          Defined Terms. As used herein, the terms below shall have the following meanings.

(a)                    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For these purposes, “controlling”, “controlled by”, or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by Contract, or otherwise.

(b)                   “Ceiling VWAP” means the VWAP of Purchaser Common Stock as of June 30, 2021.

(c)                   “Closing Date VWAP” means the VWAP of Purchaser Common Stock as of the Closing Date (as defined in Section 3.01).

(d)                   “Contract” means any written or oral contract, subcontract, or other legally binding agreement, understanding, commitment, arrangement or instrument, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto.

(e)                    “Earn-Out Portion” means, as to each Seller, the percentage set forth opposite such Seller’s name in the “Earn-Out Portions” column of Schedule A hereto.

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(f)        “EBITDA” means, with respect to the Company for any period: (i) its earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, consistently applied, (ii) taking into account expenses of and for the Company’s business that are paid or reimbursed by Purchaser or a different subsidiary thereof (including salary, bonuses and benefits paid under the Employment Agreements and to other employees of the Company), and (iii) with such adjustments thereto (if any) as may be agreed by Sellers’ Agent and Purchaser.

(g)                    “Effective Time” means 10:01 AM on the Closing Date.

(h)                   “Employment Agreements” means the following Employment Agreement to be respectively entered into by Hicks, BWatts and Wolfson, on the one hand, and Purchaser and/or Company, on the other on and as of the Closing Date (as hereinafter defined) substantially in the form and substances of Exhibits C-1, C-2 and C-3 hereto, respectively.

(i)                    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j)                   “Fraud” means the actual and intentional common law fraud (and not a promissory fraud, equitable fraud, constructive fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party to this Agreement with respect to the making of a representation or warranty set forth in Article IV, Article V or Article VI of this Agreement.

(k)                  “Governmental Authority” means any federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar governmental entity (including any branch, department, agency or political subdivision thereof), any self-regulating body of similar standing or any arbitrator or arbitral body.

(l)                    “Indemnitees” means, as applicable, the Seller Indemnitees or the Purchaser Indemnitees.

(m)                 “Intellectual Property” means all intellectual property rights and other proprietary rights and protections, including (i) patents and statutory invention registrations (including any continuations, continuations-in-part, divisions, extensions, provisionals, reexaminations, reissues, renewals and revisions), inventions, discoveries, improvements, methods and processes; (ii) copyrights and other published and unpublished works of authorship, including audiovisual works, collective works, software, compilations, databases, derivative works, literary works, mask works, and sound recordings; (iii) trademarks, service marks, trade dress, trade names, corporate names and other source identifiers, together with all goodwill associated therewith; (iv) Internet domain names; and (v) confidential information, proprietary information, technical information, know-how and trade secrets under applicable law, in each case including all applications, disclosures, registrations, issuances and extensions with respect thereto.

(n)                   “Knowledge” means with respect to facts, circumstance and/or matters relating to (A) the Company: (i) the actual knowledge of Hicks and/or BWatts (each a “Seller Knowledgeable Person”), and (ii) such knowledge as would be obtained by a Seller Knowledgeable Person upon reasonable inquiry; (B) any Seller: (i) the actual knowledge of such Seller (and/or Van Slooten in the case of the Van Slooten Trust and Peterson in the case of the Peterson Trust), and (ii) such knowledge as would be obtained by such Seller (and/or Van Slooten in the case of the Van Slooten Trust and Peterson in the case of the Peterson Trust) upon reasonable inquiry; (C) with respect to Purchaser: (i) the actual knowledge of Melvin Leiner, Darren Marks and/or Jason Williams (each a “Purchaser Knowledgeable Person”), and (ii) such knowledge as would be obtained by a Purchaser Knowledgeable Person upon reasonable inquiry. Notwithstanding anything to the contrary in this Agreement, the “Knowledge” of Seller Knowledgeable Person(s) of facts, circumstances and/or matters represented or warranted under Article IV hereof shall not, as against Purchaser Indemnitees, result in disproportionate liability under this of such Seller Non-Knowledgeable Person(s).

(o)                    “Liability” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether absolute or contingent, known or unknown, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

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(p)                   “Liens” means all liens, claims, security interests, encumbrances or adverse rights or claims of any Person or any nature, including without limitation, any agreement, understanding or restriction affecting the incidents of record or beneficial ownership pertaining thereto.

(q)                   “Loss” means all losses, damages, liabilities, deficiencies, actions, judgments, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification (hereunder or otherwise); but excluding, in each case, any exemplary, punitive or unforeseeable consequential damages, except to the extent that such damages are finally awarded and actually paid by an Indemnitee to an un-Affiliated third party in connection with a legal proceeding (actual or threatened) against such Indemnitee.

(r)                    “Nelsen Safe” means that certain SAFE (Simple Agreement for Future Equity) dated August 22, 2018 issued and executed by Company in favor of Robert Nelsen in respect of $678,000 invested.

(s)                    “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or other juridical person, or Governmental Authority.

(t)                    “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(u)                   “Pro Rata Portion” means, as to each Seller, such Seller’s pre-Closing percentage of Membership Interests in the Company as set forth in the “Membership Interests (Pre-Closing)” column of Schedule A hereto.

(v)                    “Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority or arbitrator.

(w)                  “Purchaser Common Stock” means the authorized Common Stock, par value $.001 per share, of Purchaser.

(x)                    “Purchaser Indemnitees” means (i) Purchaser, (ii) Purchaser’s directors, officers, employees, agents and representatives, (iii) the Affiliates of the Persons listed in the foregoing clauses “(i)” and “(ii)”, and (iv) Purchaser’s successors and permitted assigns.

(y)                    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(z)                    “Seller Indemnitees” means (i) each Seller, (ii) each Seller’s trustees, officers, agents, and representatives, (iii) the Affiliates of the Persons listed in the foregoing clauses “(i)” and “(ii)”, and (iv) each Seller’s successors and permitted assigns.

(aa)                 “Sellers’ Agent” means Russell Hicks and Brent Watts, acting together or singly.

(bb)                “Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

(cc)                  “Taxes” means all taxes fees, duties and other assessments, including income, license, registration, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment, withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, alternative or add-on minimum or estimated taxes imposed by any Governmental Authority, including any related interest, fines or penalties.

(dd)                “VWAP” means, with respect to the Purchaser Common Stock as of any date of determination, the volume-weighted average price per share thereof over the twenty (20) consecutive trading days immediately preceding (but excluding) such date of determination as quoted on Nasdaq’s OTC “Venture Market” (OTCBB) and/or OTC “Capital Markets, as applicable, provided by the Financial Industry Regulatory Authority (FINRA) to its subscribing members.

(ee)                 “Watts Safe” means that certain SAFE (Simple Agreement for Future Equity) dated March 28, 2019 issued and executed by Company in favor of RWatts in respect of $105,000 invested.

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Article II
PURCHASE AND SALE; OTHER TRANSACTIONS

Section 2.1          Purchase and Sale. Subject to the terms and conditions hereof, simultaneously at the Closing of the Transactions (as such terms are hereinafter define):

(a)                     Sold Interests. Each Seller shall sell, transfer, assign and deliver to Purchaser, its successors and permitted assigns, Eighty Percent (80%) of such all of Seller’s right, title and interest in and to such Seller’s Membership Interests in the Company (as to each Seller, such Seller’s “Sold Interest”, and collectively the “Sold Interests”) free and clear of all Liens (other than those arising after the Closing under the Restated LLC Agreement (as defined below) (the “Purchase and Sale”); and immediately thereupon:

(b)                     Restatement of LLC Agreement. Each Seller and Purchaser shall execute and deliver to one another an Amended and Restated Limited Liability Company Agreement of the Company, dated the Closing Date, to amend and restate in its entirety the Company LLC Agreement and otherwise in the form and substance of Exhibit A hereto (the “Restated LLC Agreement”); and immediately thereupon:

(c)                     Purchaser Capital Contributions to Company. Purchaser shall contribute to the capital of the Company (the “Purchaser Contributions”):

(i)              Cash Contribution. Four Hundred Thousand Dollars ($400,000) in cash (the “Cash Contribution”), and

(ii)            Convertible Note Contribution. Purchaser’s $278,000 original principal amount unsecured 8% convertible promissory note which shall be in the form and substance of Exhibit B (a “Purchaser Convertible Note”), payable to the Company and with the right to transfer to Hicks and BWatts in accordance with the immediately following provisions (the “Note Contribution”; and the Purchaser Convertible Note contributed to the LLC under this clause (c)(ii) being the “Contributed Convertible Note”); and immediately thereupon:

(iii)          Discharge of Member Loans. The Company shall pay and deliver to Hicks and BWatts, in complete and full satisfaction discharge of the Company’s indebtedness for any and all loans and advances previously made by such Parties to the Company (“Outstanding Member Loans”) in the respective principal amounts of $550,000 in non-interest bearing loans made by Hicks (“Hicks Outstanding Amount”) and $128,000 in non-interest bearing loans made by BWatts (“BWatts Outstanding Amount”) (the “Member Loans Pay-Off”): (A) out of the Cash Contribution, $324,483.78 to Hicks (“Hicks Cash Amount”) and $75,516.22 to BWatts (“BWatts Cash Amount”), and (B) out of the Contributed Convertible Note, $225,516.22 principal amount of payable to Hicks (the “Hicks Convertible Note”) and $52,483.78 in loans made by BWatts (the “BWatts Convertible Note”); and the Company shall immediately thereafter surrender for cancellation (against the issuance by Purchaser of the Hicks Convertible Note and BWatts Convertible Note as aforesaid) the Contributed Convertible Note.

Section 2.2          Purchase Consideration.

(a)                   At the Closing, in consideration of the Sold Interests, Purchaser shall issue and deliver to each Seller such Seller’s Pro Rata Portion of:

(i)              Fixed. Shares (the “Closing Fixed Shares”) of unregistered Purchaser Common Stock having a value of Three Million Dollars ($3,000,000) based on per share value of Purchaser Common Stock that equal to the lesser of the (i) Closing Date VWAP and (ii) Ceiling VWAP (“Effective Closing VWAP”); and

(ii)            Specified Contracts. If on and as of the Closing Date any of the Contracts or agreements of the Company specified in Schedule B hereto (the “Specified Contracts”) are in full force and effect, then: the number of additional shares of unregistered Purchaser Common Stock having a value based on the Effective Closing VWAP corresponding to such Specified Contract in such Schedule B (as the case may be, the “Closing Contingent Shares”). For the avoidance of doubt, the Effective Closing VWAP of (i.e., multiplied by the number of) the Closing Contingent Shares shall not exceed Two Million Dollars ($2,000,000) in the aggregate;

provided that if with respect to any Seller the sum of such Seller’s Closing Fixed Shares and Closing Contingent Shares results in a fractional number of shares of Purchaser Common Stock to such Seller, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Effective Closing VWAP or round up to the next whole share.

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(b)                    Contingent Consideration; Earn-Out.

(i)              Level 1. If the Company’s EBITDA on a trailing 12-month basis for the period from the Closing Date until December 31, 2023 (the “Level 1 Determination Date”) equals or exceeds one or more of the respective “EBITDA Milestone” amounts therefor set forth on Schedule C hereto (each, a “Level 1 EBITDA Milestone”), then Purchaser shall issue and/or deliver to each Seller such Seller’s Earn-Out Portion of additional consideration (“Level 1 Contingent Consideration”) as set forth in the corresponding “Contingent Consideration” column of such Schedule C. For the avoidance of doubt: (A) any Level 1 EBITDA Milestone can be achieved either in one year, or in multiple years, as long as it is achieved by the Level 1 Determination Date, and (B) not more than $2,500,000 of value in the aggregate shall be payable as Level 1 Contingent Consideration under this Agreement;

(ii)            Level 2. If the Company’s EBITDA for the fiscal year ending December 31, 2024 (the “Level 2 Determination Date”) equals or exceeds one or more of the respective “EBITDA Milestone” amounts therefor set forth on Schedule C hereto (each, a “Level 2 EBITDA Milestone”), then Purchaser shall issue and/or deliver to each Seller such Seller’s Earn-Out Portion of additional consideration (“Level 2 Contingent Consideration”) as set forth in the corresponding “Contingent Consideration” column of such Schedule C. For the avoidance of doubt, not more than $7,500,000 of value in the aggregate shall be payable as Level 2 Contingent Consideration under this Agreement; and

(iii)          Level 3. If the Company’s EBITDA for the fiscal year ending December 31, 2025 (the “Level 3 Determination Date”) equals or exceeds one or more of the respective “EBITDA Milestone” amounts therefor set forth on Schedule C hereto (each, a “Level 3 EBITDA Milestone”), then Purchaser shall issue and/or deliver to each Seller such Seller’s Earn-Out Portion of additional consideration (“Level 3 Contingent Consideration”) as set forth in the corresponding “Contingent Consideration” column of such Schedule C. For the avoidance of doubt, not more than $7,500,000 of value in the aggregate shall be payable as Level 3 Contingent Consideration under this Agreement;

(iv)           All Levels. Any Level 1 Contingent Consideration, Level 2 Contingent Consideration and Level 3 Contingent Consideration due under this Section 2.2 (collectively, “Contingent Consideration”) shall be payable to Sellers in a combination of 50% cash (“Contingent Cash”) and 50% shares of unregistered Purchaser Common Stock (“Contingent Shares”) with the value of such shares being based on the VWAP of Purchaser Common Stock determined as of the Level 1 Determination Date, Level 2 Determination Date or Level 3 Determination Date (each, a “Determination Date”), respectively, as of a date (as mutually agreed by Sellers’ Agent and Purchaser) that is within 90 days or more and 120 days or less after such Determination Date (each as the case may be, a “Contingent Consideration Payable Date”). All Contingent Consideration due hereunder shall be issued or paid to the Sellers (pro rata, in accordance with their respective Earn-Out Portions) within 15 days after the relevant Contingent Consideration Payable Date. If any Seller any Contingent Consideration calculation hereunder results in a fractional number of shares of Purchaser Common Stock to such Seller, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the VWAP thereof as of the relevant Determination Date or round up to the next whole share.

(v)             All Levels – 20% Rule. Notwithstanding the foregoing, in no event shall the number of Contingent Shares (when added to (x) the Closing Fixed Shares and Closing Contingent Shares previously issued by Purchaser hereunder and (y) any shares issued by Purchaser upon conversion of the Hicks Convertible Note and BWatts Convertible Note) equal or exceed 20% of the shares of Purchaser Common Stock issued and outstanding as of their respective issuance dates hereunder prior to obtaining the approval from Purchaser’s shareholders in accordance with Nasdaq Rule 5635(a)(1) and/or 5635(d) (as applicable, the “20% Rule”), Florida corporate law and the Exchange Act. In the event that with respect to any prospective issuance of Contingent Consideration it is known or foreseeable that such shareholder approval will be required in order to deliver the relevant Contingent Consideration in accordance with the foregoing sub-clauses of this Section 2.2(b) and comply with the 20% Rule: (A) Purchaser agrees to use its reasonable best efforts to: (i) submit the matter to its shareholders for approval reasonably promptly, and in no event later than the next annual meeting of Purchaser’s shareholders, and (ii) obtain such approval in accordance with the 20% Rule, Florida corporate law and the Exchange Act; or (B)(x) at Purchaser’s option lieu of such submission, or (y) if so submitted but not approved by Purchaser’s shareholders then at Seller’s Agent’s option, Purchaser shall deliver to Sellers the applicable Contingent Consideration (notwithstanding the first sentence of clause (iv) of this Section 2.2(b)) in such combination of Contingent Cash (i.e., >50%) and Contingent Shares (i.e., <50%) as may be delivered without violation of the 20% Rule.

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Section 2.3          “Transactions” Defined. The Purchase and Sale, Purchaser Contributions and Member Loans Pay-Off, the issuances and deliveries by the Purchaser to Sellers pf consideration contemplated by Section 2.2(b) above, together with and execution and delivery of the Restated LLC Agreement as contemplated in Section 2.1(b) above, are hereinafter sometimes collectively referred to as the “Transactions” and individually as a “Transaction.”

Article III

CLOSING; CONDITIONS AND DELIVERIES

Section 3.1          Closing. The consummation and closing of the Transactions (the “Closing”) will take place on the first business day on or after which all the conditions thereto set forth hereinbelow are satisfied or waived with the consent of the affected Party or Parties, unless otherwise agreed by the Parties in writing (as the case may be, the “Closing Date”). The Closing may take place remotely via the exchange of documents and signatures related to the transactions contemplated hereby and shall be deemed effective on the Effective Time.

Section 3.2          Purchaser’s Conditions. The obligation of Purchaser to consummate the Purchase and Sale and the other Transactions contemplated under this Agreement is subject to the conditions that: (A) the representations and warranties of the Company and Sellers set forth in Articles IV and V below shall be true and correct in all material respects on and as of the Closing Date (except that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects on and as of the Closing Date); (B) the Company and Sellers shall have performed in all material respects all of their respective covenants and agreements set forth herein that are required to be performed by any of them on or prior to the Closing Date; (C) the Company and Sellers shall have executed and delivered the agreements, documents, instruments and certificates, and taken such other and further actions, as are set forth in Section 3.5 hereinbelow; (D) the holders of the Nelsen Safe and Watts Safe shall have surrendered the same to Company for cancellation and with no further liability thereunder on the part of Company (or any other Person) thereunder (the “SAFEs Condition”); (E) all consents and notices required in order to approve the Purchase and Sale (as set forth in the Section 4.7(b) of the Company Disclosure Schedule (as hereinafter defined)) shall have been obtained or given (as applicable) and be and remain in full force and effect (“Required Approvals”); (F) since December 31, 2020, there shall have been no material adverse change in the Company, its business, any of the material Company Intellectual Property (as defined in Section 4.4 below) or its liabilities or prospects; and (G) Purchaser’s Listing of Additional Shares Notification form (“Nasdaq LAS”) shall have been filed with Nasdaq in respect of the Transactions (“Purchaser’s Transaction LAS”) and (i) no adverse action shall have been taken by Nasdaq in respect thereof on or before the fifteenth (15th) calendar day following the filing thereof or (ii) if such adverse action shall have been taken by Nasdaq prior on or before such fifteenth (15th) calendar day, Purchaser shall have resolved the same to its reasonable satisfaction (as the case may be, the “Nasdaq Condition”). Without limiting the generality of Section 7.3 below, Purchaser covenants and agrees that, if the Purchaser’s Transaction LAS has not been filed with Nasdaq prior to the date hereof, Purchaser shall file the same with Nasdaq as promptly as practicable on or after the date hereof.

Section 3.3          Sellers’ and Company’s Conditions. The obligations of Sellers to consummate the Purchase and Sale, and of Sellers and the Company to consummate the other Transactions contemplated under this Agreement, are subject to the conditions that: (A) the representations and warranties of Purchaser set forth in Article VI below shall be true and correct in all material respects on and as of the Closing Date (except that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects on and as of the Closing Date); (B) Purchaser shall have performed in all material respects all of its covenants and agreements set forth herein that are required to be performed by it on or prior to the Closing Date; and (C) Purchaser shall have executed and delivered the agreements, documents, instruments and certificates, and taken such other and further actions, as are set forth in Section 3.4 hereinbelow.

Section 3.4          Closing Deliveries of Purchaser. At or before Closing Purchaser shall execute and/or deliver (and/or cause to be executed and delivered) to Sellers and/or the Company, as applicable, the following, dated and/or effective on and as of the Closing Date (unless and to the extent otherwise agreed by Purchaser and Sellers’ Agent):

(a)                    Closing Fixed Shares. For each Seller, a certificate representing such Seller’s Pro Rata Portion of the Closing Fixed Shares, registered in name of such Seller;

(b)                   Closing Contingent Shares. If the Specified Contracts Condition shall have been met to the reasonable satisfaction of Purchaser, for each Seller, a certificate representing such Seller’s Pro Rata Portion of the Closing Contingent Shares, registered in the name of such Seller;

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provided that (i) the Closing Fixed Shares and Closing Contingent Shares issued to any Seller may be represented by a single certificate therefor registered in such Seller’s name and (ii) such shares shall be subject to rounding as provided in Section 2.2(a) above;

and provided further that if the Nasdaq Condition (as defined in Section 3.2 below) shall not have been satisfied on prior to the Closing Date, then, in lieu of delivering such certificates, Purchaser shall deliver (or shall have delivered) to its transfer agent in respect of Purchaser Common Stock, and such transfer agent shall acknowledge and accept (or shall have acknowledge and accepted), Purchaser’s irrevocable instructions to deliver such certificates representing Closing Fixed Shares and Closing Contingent Shares to the respective Sellers as aforesaid promptly upon receiving notice (from Purchaser and/or Sellers’ Agent) of the satisfaction of such Nasdaq Condition.

(c)                    Purchaser Capital Contributions. Purchaser shall have, paid and/or issued to the Company as a contribution to its capital the (i) Cash Contribution and (ii) Contributed Convertible Note;

(d)                    Restated LLC Agreement. The Restated LLC Agreement, executed and delivered by Purchaser;

(e)                    Employment Agreements. Each of the Employment Agreements, executed and delivered by Purchaser and Company to Hicks, BWatts and Wolfson (respectively).

(f)                    Bring Down Certificate. One or more certificates, dated the Closing Date, in form and substance reasonably satisfactory to Sellers’ Agent, to the effect that the conditions stated above in Section 3.3(A) and (B) have been satisfied on and as of the Closing Date; and

(g)                   Miscellaneous. Such other and further agreements, documents, instruments and certificates reasonably required by Company or Sellers’ Agent.

Section 3.5          Closing Dates; Deliveries of Sellers and Company. At or before Closing Sellers and/or Company, as applicable, shall execute and/or deliver (and/or cause to be executed and delivered) to the Purchaser the following, dated and/or effective on and as of the Closing Date (unless and to the extent otherwise agreed by Purchaser and Sellers’ Agent):

(a)                    Required Approvals. The Required Approvals (as defined in Section 3.2 above), each to be in form and substance reasonably satisfactory to Purchaser;

(b)                    SAFEs Condition. Such documents and/or instruments executed and delivered by the respective holders of the Nelsen Safe and Watts Safe in order to satisfy the SAFEs Condition (as defined in Section 3.2 above);

(c)                    Assignments of Interests. From each Seller, an instrument of assignment of such Seller’s Sold Interests, in form and substance reasonably satisfactory to Purchaser, executed by such Seller in favor of Purchaser and acknowledged and accepted by the Company (each, an “Assignment”);

(d)                   Restated LLC Agreement. The Restated LLC Agreement, executed and delivered by each Seller and the Company;

(e)                   Employment Agreements. Each of the Employment Agreements, executed and delivered by Hicks, BWatts and Wolfson (respectively) to Purchaser and Company.

(f)                    Receipts. Written receipts of (i) each Seller acknowledging receipt of such Seller’s Pro Rata Portion of the Closing Fixed Shares and (if issued) the Closing Contingent Shares, and (ii) the Company acknowledging receipt of the Cash Contribution and Note Contribution;

(g)                   Member Loans-Pay-Off. The Company shall have: (A) paid and/or delivered to (x) Hicks the Hicks Cash Amount and Hicks Convertible Note, and (y) BWatts the BWatts Cash Amount and BWatts Convertible Note, against which each such Seller shall execute and instrument of satisfaction and discharge (in full) of their respective Outstanding Member Loans, in form and substance reasonably satisfactory to Purchaser, and (B) delivered to the Company (against its issuance of the Hicks Convertible Note and BWatts Convertible Note) the Contributed Convertible Note for cancellation;

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(h)                   Authority to Act. Written evidence reasonably satisfactory to Purchaser that the Person(s) executing the Assignment, the Restated LLC Agreement, this Agreement and/or any of the other documents to be executed and delivered under this Agreement on behalf of (x) the Van Slooten Trust (whether or not Van Slooten) and (ii) the Peterson Trust (whether or not Peterson), in each case, has the power and authority to bind such Sellers hereto;

(i)                    Bring Down Certificate. One or more certificates, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect that the conditions stated above in Section 3.2(A), (B) and (E) have been satisfied on and as of the Closing Date; and

(j)                    Miscellaneous. Such other and further agreements, documents, instruments and certificates reasonably required by Purchaser.

Section 3.6          Operation of Company prior to Closing. Sellers and Company hereby agreed that, from and after the date of this Agreement through the Effective Time: (A) the Company and its business will be operated only in the ordinary course, consistent with past practice; and (B) such Party shall not willfully, intentionally or grossly negligently take (or permit to be taken) any action or inaction that would result in: (i) any of the representations and warranties of the Company and Sellers set forth in Articles IV and V below to be untrue or incorrect in any material respect on and as of the Closing Date (except that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects on and as of the Closing Date); and (ii) there having been, since December 31, 2020, a material adverse change in the Company, its business, any of the material Company Intellectual Property or its liabilities or prospects.

Article IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Purchaser as of the date hereof, except as set forth in the disclosure schedules delivered to Purchaser dated as of the date of this Agreement (the “Company Disclosure Schedules”), as follows:

Section 4.1          Organization; Capitalization. Company is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware with full limited liability company power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. Company is duly qualified or licensed to do business as a foreign entity in each state of the United States in which it is required to be so qualified or licensed, except as would not result in a material Liability to Company. No membership interests or other equity interests of the Company, other than the Membership Interests (included the Sold Interests) owned and held by the Sellers as set forth in Schedule A hereto are issued and outstanding. Except as set forth on Section 4.1 of the Company Disclosure Schedule, no Person, including Sellers, holds any equity interests, convertible securities (including options), equity securities and/or any other securities of Company. There is no right of first refusal or other restriction on transfer or sale with respect to the Sold Interests (except as set forth in the Company LLC Agreement or Restated LLC Agreement).

Section 4.2          Authority. Company has all requisite limited liability company power and authority to enter into this Agreement, the Restated LLC Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed and delivered by Company (collectively, “Company Transaction Documents”) and to consummate the Transactions. The execution and delivery by Company of the Company Transaction Documents and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary action on the part of Company and no further action is required on the part of Company to authorize this Agreement and the Transactions. This Agreement has been, and the other Company Transaction Documents from and after the Closing Date will be, duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligation of Company enforceable against Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.3          Title to Assets. Except as set forth on Section 4.3 of the Company Disclosure Schedule, Company has good and marketable title to all of its assets, free and clear of all mortgages, options, liens, charges, security interests, leases, covenants, conditions, agreements, claims, defenses, restrictions and other encumbrances of every kind (“Liens”).

Section 4.4          Intellectual Property.

(a)                   Section 4.4(a) of the Company Disclosure Schedule sets forth a list of all Intellectual Property of Company (collectively, the “Company Intellectual Property”). Company owns or is the licensee of the Company Intellectual Property.

(b)                  Company has taken all commercially reasonable steps necessary to maintain the secrecy of its confidential information comprising Company Intellectual Property.

(c)                    Except as set forth on Section 4.4(c) of the Company Disclosure Schedule, Company has not received written notice that the any Company Intellectual Property as used in the business of Company infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third party, and Company has not received written notice of any facts that would indicate the foregoing. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right of Company.

(d)                   Section 4.4(d) of the Company Disclosure Schedule: (i) lists all patents, patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications included in the Company Intellectual Property (“Company’s Registered Intellectual Property”); and (ii) identifies all third parties that share rights to Company’s Registered Intellectual Property with Company, including, without limitation, joint owners and/or co-applicants.

(e)                   Except as set forth on Section 4.4(e) of the Company Disclosure Schedule, Company has not granted any license or other right in the Company Intellectual Property to any third party.

Section 4.5          Contracts. Section 4.5 of the Company Disclosure Schedule lists each Contract (including the Specified Contracts) to which Company is a party or by which Company or any of its assets are bound (each, a “Company Contract”). Each Company Contract is a legal, valid and binding obligation of Company, is in full force and effect, and is enforceable against Company, and, to the Knowledge of Company, the other parties thereto. Company has performed in all material respects all of the obligations required to be performed by it under each Company Contract and is not in default under, or in breach of, any Company Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default by the Company or, to the Knowledge of Company, the other party or parties thereto.

Section 4.6          Insurance. Company has at all times maintained insurance in full force and effect as required by law or under any agreement to which Company is or has been a party in connection with the operation of its business. Section 4.6 of the Company Disclosure Schedule contains a list of all policies of insurance held by Company, or for the benefit of Company as of the Closing relating to the assets, business, operations, employees, officers or directors of Company, including any self-insurance or co-insurance programs. To the Company’s Knowledge, there are currently no claims pending against Company under any insurance policies currently in effect and covering any of the assets, business, operations, employees, members, managers or officers of Company as to which coverage has been questioned, denied or disputed, and all premiums due and payable with respect to the policies maintained by Company have been paid to date. To Company’s Knowledge, there is no threatened termination of any such policies or arrangements.

Section 4.7          Compliance with Law, Governing Documents and Other Agreements.

(a)                    To the Company’s Knowledge, except as set forth on Section 4.7(a) of the Company Disclosure Schedule, Company has, in all material respects, conducted its business in compliance with, and is not in material default under or in material breach or material violation of (i) any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Authority or the provisions of any franchise, permit or license with respect to the operation of its business, or (ii) any lease, Contract, instrument, license, agreement or other document affecting its business or its assets.

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(b)                    Except as set forth on Section 4.7(b) of the Company Disclosure Schedule, the execution and the delivery by Company of this Agreement, does not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with, result in a material breach of, constitute a material default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of Company, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its assets, (ii) require on the part of Company any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, (iii) require any notice, consent or waiver under any Company Contract, (iv) result in the imposition of any Lien upon any of Company’s assets, (v) violate any order, writ, injunction, or decree applicable to Company, or (vi) in any material respect violate any statute, rule, regulation or other law applicable to Company.

(c)                   Section 4.7(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material permits, licenses, authorizations, consents and/or approvals of any Governmental Authority (each, a “Permit” and collectively, the “Permits”) that are used or held by Company in connection with the operation of its business (other than immaterial and customary building occupancy certificates).

Section 4.8          Broker’s Fees. Company has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the Transactions.

Section 4.9          Taxes. Except as set forth on Section 4.9 of the Company Disclosure Schedule, Company has timely filed all U.S. federal, state, local and non-U.S. tax returns, estimates, declarations, reports, forms, claims for refund, information returns or statements relating to Taxes, including any Schedule or attachment thereto, and including any amendment or extension thereof (“Tax Returns”) required to be filed by Company on or before the Closing. To the Company’s Knowledge, all such Tax Returns were true, correct and complete in all material respects when filed or made. Except as set forth on Section 4.9 of the Company Disclosure Schedule, all Taxes of Company which are due and payable (whether or not shown on any Tax Return) have been paid in full by Company. To the Company’s Knowledge, there are no Liens on any of Company’s assets that arose in connection with any failure (or alleged failure) to pay or withhold any Tax. To the Company’s Knowledge, there are no pending audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to any Tax Returns filed by Company, and, to the Company’s Knowledge, there have been no audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to Company or its business by or with any taxing authority.

Section 4.10      Financial Statements. Company has furnished to Purchaser copies of its unaudited balance sheet and profit and loss statement for the year ended December 31, 2020 and for the period ended March 31, 2021 (collectively referred to as the “Company Financial Statements”). The Financial Statements, including, to the extent applicable, the notes or schedules thereto, (a) although not prepared in accordance with generally accepted accounting principles, otherwise present fairly, in all material respects, the financial position, results of operations and changes in financial position of Company as of such dates and for the periods then ended, and (b) are materially complete, correct and in accordance in all material respects with the books of account and records of Company.

Section 4.11      Litigation. Except as set forth on Section 4.11 of the Company Disclosure Schedule, there are no actions pending before any Governmental Authority, or to Company’s Knowledge, threatened or reasonably expected, against Company. There is no judgment, decree or order against Company or any of its assets.

Section 4.12      No Undisclosed Liabilities. Except for the Outstanding Member Loans or as set forth on Section 4.12 of the Company Disclosure Schedule, Company has no Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in Company’s most recent Financial Statement, (b) for current Liabilities incurred subsequent to the most recent Financial Statement in the ordinary course of business consistent with past practice and (c) Liabilities that would not reasonably be expected to be material, individually or in the aggregate, to Company.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, for himself/herself/itself only, hereby represents and warrants to Purchaser as of the date hereof as follows:

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Section 5.1          Title, No Liens, etc. Such Seller owns of record and beneficially (with good, valid and indefeasible title to) all right, title and interest in and to his/is Sold Interest, free and clear of all Liens (other than those arising under the Company LLC Agreement or Restated LLC Agreement). Except as set forth on Section 5.1 of the Company Disclosure Schedule, there are no existing options, rights, warrants, commitments, agreements, or instruments of any kind to which such Seller’s Sold Interest is subject, under or pursuant to which any person shall be given, provided or otherwise afforded the right, option, occasion, possibility or opportunity to purchase, encumber, foreclose upon, acquire or obtain all or any portion of such Seller’s Sold Interest. There is no right of first refusal or other restriction on transfer or sale of such Seller’s Sold Interest which has not been waived.

Section 5.2          Authority. Such Seller has all requisite power and authority to enter into this Agreement, the Assignment, the Restated LLC Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed and delivered by such Seller (collectively, “Seller Transaction Documents”) and the Assignment and to consummate the Transactions. The execution and delivery by such Seller of the Seller Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Seller (if a trust) and no further action is required on the part of such Seller to authorize the Seller Transaction Documents and the Transactions. This Agreement has been, and the other Seller Transaction Documents from and after the Closing Date will be, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto and thereto, constitutes the valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 5.3          Compliance with Law and Other Instruments. The execution and delivery of the Seller Transaction Documents and the consummation of the Transactions and the performance of Seller’s obligations hereunder and thereunder will not (and will not, with the passage of time or the giving of notice or both) conflict with, or result in any breach, violation of or default under, any provision of any governing instrument applicable to such Seller, or any applicable agreement or instrument to which such Seller is a party or by which such Seller, such Seller’s Sold Interest or properties are bound, or any permit, franchise, judgment, decree, statute, rule or regulation applicable to such Seller or such Seller’s Sold Interest.

Section 5.4          Litigation. There are no actions pending before any Governmental Authority, or to such Seller’s Knowledge, threatened or reasonably expected, against such Seller, which questions or challenges the validity of this Agreement or the other Seller Transaction Documents, or any of the transactions contemplated herein or therein.

Section 5.5          Securities Laws Representations.

(a)                   Such Seller is acquiring the shares of Purchaser Common Stock and (in the case of Hicks and BWatts, the Hicks Convertible Note and BWatts Convertible Note) to be issued to such Seller hereunder (such Seller’s “Purchaser Securities”) for its own account with the present intention of holding such Purchaser Securities for purposes of investment, and such Seller is not acquiring such Purchaser Securities with a view to or for distribution thereof, within the meaning of the Securities Act.

(b)                   Such Seller acknowledges and understands that such Purchaser Securities have not been (and will not be upon issuance) registered under the Securities Act or qualified under the securities or “blue sky” laws of applicable states in reliance upon exemptions from registration or qualification thereunder, and such Purchaser Securities may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such laws.

(c)                   Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such Purchaser Securities.

(d)                    Seller has received and reviewed information regarding Purchaser and such Purchaser Securities and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisers. Such Seller and such advisers have been given a reasonable opportunity to ask questions of and to receive answers from Purchaser concerning the acquisition of such Purchaser Securities and have received or been given access to such information and documents as such Seller believes, in the context of the information provided by Purchaser, are necessary to verify the accuracy of the information furnished to Seller concerning such Purchaser Securities as Seller or such advisors have requested, it being understood and agreed that the foregoing does not constitute a representation by such Seller as to the completeness or accuracy of information provided to it by Purchaser.

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(e)                    Such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; or if such Seller does not qualify as such, such Seller either alone or with his/her/its purchaser representative(s) (as defined under in 501(i) of such Regulation D) has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating the merits and risks of the prospective investment in such Purchaser Securities.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Company and Sellers as of the date hereof, except as set forth in the Disclosure Schedules delivered to such Parties dated as of the date of this Agreement (the “Purchaser Disclosure Schedules”), as follows:

Section 6.1          Organization. Purchaser is a corporation duly formed and validly existing and in good standing under the laws of the State of Florida with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. Purchaser is duly qualified or licensed to do business as a foreign entity in each state of the United States in which it is required to be so qualified or licensed, except as would not result in a material Liability to Purchaser.

Section 6.2          Capitalization. The authorized capital stock of Purchaser consists of 500,000,000 shares of Purchaser Common Stock, of which approximately 10,246,839 shares are issued and outstanding as of the date of this Agreement (and, in any event, pre-Closing).

Section 6.3          Authority; Issuance of Purchaser Shares. Purchaser has all requisite corporate power and authority to enter into this Agreement, the Restated LLC Agreement, the Purchaser Convertible Notes to be issued hereunder and the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed and delivered by Purchaser (collectively, “Purchaser Transaction Documents”) and to consummate the transactions contemplated hereby, including to issue the Purchaser Shares at the Closing. The execution and delivery by Purchaser of the Purchaser Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of Purchaser and no further action is required on the part of Purchaser to authorize the Purchaser Transaction Documents and the Transactions. This Agreement has been, and the other Purchaser Transaction Documents from and after the Closing Date will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Purchaser Shares, when issued in accordance with the terms of this Agreement, shall be validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by a Seller. Assuming the accuracy of the representations of the Seller in Section 5.6 of this Agreement, the Purchaser Shares will be issued in compliance with all applicable federal and state securities laws.

Section 6.4          Title to Assets. Purchaser has good and marketable title to all of its material assets, free and clear of all Liens.

Section 6.5          Insurance. Purchaser has at all times maintained insurance in full force and effect as required by law or under any agreement to which Purchaser is or has been a party in connection with the operation of its business. There are currently no claims pending against Purchaser under any insurance policies currently in effect and covering any of the assets, business, operations, employees, members, managers or officers of Purchaser as to which coverage has been questioned, denied or disputed, and all premiums due and payable with respect to the policies maintained by Purchaser have been paid to date. To Purchaser’s Knowledge, there is no threatened termination of any such policies or arrangements.

Section 6.6          Compliance with Law, Governing Documents and Other Agreements.

(a)                    Purchaser has, in all material respects, conducted its business in compliance with, and is not in material default under or in material breach or material violation of (i) any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Authority or the provisions of any franchise, permit or license with respect to the operation of its business, or (ii) any lease, Contract, instrument, license, agreement or other document affecting its business or its assets.

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(b)                   The execution and the delivery by Purchaser of the Purchaser Transaction Documents does not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of Purchaser, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its assets, (ii) require on the part of Purchaser any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, other than (A) the filing with the U.S. Securities and Exchange Commission (“SEC”) of a current report on Form 8-K disclosing the Transaction, (B) filing Purchaser’s Transaction LAS with Nasdaq, and (C) as provided in Section 2.2(b)(iv) above (if applicable), (iii) require any notice, consent or waiver under any material Contract of Purchaser, (iv) result in the imposition of any Lien upon any of Purchaser’s assets, (v) violate any order, writ, injunction, or decree applicable to Purchaser, or (vi) violate any statute, rule, regulation or other law applicable to Purchaser.

Section 6.7          Broker’s Fees. Purchaser has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the Transactions.

Section 6.8          Taxes. Purchaser has timely filed all Tax Returns required to be filed by Purchaser on or before the Closing. All such Tax Returns were true, correct and complete in all material respects when filed or made. All Taxes of Purchaser which are due and payable (whether or not shown on any Tax Return) have been paid in full by Purchaser. There are no Liens on any of Purchaser’s assets that arose in connection with any failure (or alleged failure) to pay or withhold any Tax. There are no pending audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to any Tax Returns filed by Purchaser, and there have been no audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to Purchaser or its business by or with any taxing authority.

Section 6.9          Litigation. There are no actions pending before any Governmental Authority, or to Purchaser’s Knowledge, threatened or reasonably expected, against Purchaser. There is no judgment, decree or order against Purchaser or any of its assets.

Section 6.10      No Undisclosed Liabilities. Purchaser has no Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in Purchaser’s most recently published financial statements, (b) for current Liabilities incurred subsequent to such financial statements in the ordinary course of business consistent with past practice, and (c) Liabilities that would not reasonably be expected to be material, individually or in the aggregate, to Purchaser.

Article VII
COVENANTS

Section 7.1          Confidentiality. From and after the date hereof, the Parties shall, and shall cause their respective agents, advisors, Affiliates and representatives (collectively with Seller and Purchaser, the “Recipients”) to, keep confidential any information relating to the other Parties, this Agreement and the Transactions contemplated, except for any such information that (i) is made available to the public by Purchaser whether in connection with its federal and state securities law obligations as a “reporting company” thereunder (a “Required Public Disclosure”) or otherwise, (ii) after the Closing becomes available to the public other than as a result of a disclosure by a Seller- or Company-related Recipient, or (iii) is or becomes available to a Recipient on a non-confidential basis from a source that to such Recipient’s Knowledge is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to any other Person.  If a Recipient is required to disclose any such information in response to a governmental order or as otherwise required by law, it shall inform the other Parties in writing of such request or obligation as soon as possible after Recipient is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the disclosing party.  If such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

Section 7.2          Public Disclosure. Without limiting any other provision of this Agreement, and with the exception of Required Public Disclosures, neither Sellers or Company, on the one hand, nor Purchaser on the other hand, nor any of the respective directors, officers or employees shall, without the consent of the other Parties, disclose the terms of this Agreement or the Transactions or make or issue any press release or public statement (including communications with employees, customers, suppliers and other business relations of the Company) with respect to this Agreement or the Transactions.

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Section 7.3          Cooperation. Each Party shall, from time to time at the reasonable request of the other Party or Parties hereto, and without further consideration: (i) use his/her/its reasonable best efforts (to the extent within such Party’s influence or control) to satisfy the conditions to Closing set forth in Article III above, and (ii) without limited the generality of the foregoing, and whether prior to, at or after the Closing, execute and deliver such other and further agreement, documents, instruments and certificates, and take such other and further actions, as the Party making the request may reasonably request in order to better or further effectuate, evidence or memorialize the intentions of the Parties hereunder and/or the Transactions.

Section 7.4          Tax Covenants.

(a)                     Tax Returns. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Company after the Closing Date with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice of Company (unless otherwise required by law). Any such Tax Returns shall be submitted by Purchaser to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return for Seller’s review and approval. To the extent the Parties cannot resolve any disputes with respect to any such Tax Return, the dispute shall be referred to a nationally recognized accounting form mutually agreeable to the Parties, whose determination will be final. If the accounting firm is unable to resolve any dispute before the due date for filing such Tax Return, the Tax Return shall be filed as initially prepared by Purchaser and then amended to reflect the accounting firm’s resolution. The costs of the accounting firm shall be borne by the Party that loses the dispute.

(b)                    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)              in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Tax Period and the post-Closing Tax period in a manner consistent with the methodology described in clause (b) below; and

(ii)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.5          Restrictions on Transfer.

(a)                   The Purchaser Securities shall not be sold, pledged, or otherwise transferred, and the Purchaser may determine not to recognize and may issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Section 7.5, which conditions are intended to ensure compliance with the provisions of the Securities Act. In the event that the conditions specified in Section 7.5(d) applicable to an SEC Rule 144 transfer, are met, at the written request of any Seller (but at no cost to the Seller) from time to time, Purchaser will: (i) promptly issue instructions to the transfer agent to remove the restrictive legend appearing on such Seller’s certificate or other evidence of stock ownership of such Seller’s Purchaser Securities so that such Purchaser Securities can be sold publicly; (ii) will maintain its public filings so as to comply with the periodic reporting requirements of the Exchange Act; and (iii) cooperate with such Seller to accomplish the sale, pledge or transfer of such Purchaser Securities free of restriction under the Securities Act, including calculating any trading volume formula or filing any applicable notice with the SEC. Each Seller will cause any proposed purchaser, pledgee, or transferee of the Purchaser Securities prior the public sale thereof (under Rule 144 or otherwise) or other removal of the Securities Act restrictions on the transfer thereof to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 7.5.

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(b)                   Each certificate, instrument, or book entry representing (i) the Purchaser Securities and (ii) any other securities issued in respect of the Purchaser Securities, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event (together, the “Restricted Securities”), shall (unless otherwise permitted by the provisions of Section 7.5(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SECURITYHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Without in any way limiting the other requirements placed on Purchaser in the event that the Conditions set forth in Section 7.5(d) are met, Sellers consent to Purchaser making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 7.5.

(c)                  The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 7.5. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Seller thereof shall give notice to Purchaser of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by Purchaser, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Purchaser, addressed to Purchaser, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Purchaser to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon such holder shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by such holder to Purchaser.

(d)                    Purchaser will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which a holder distributes Restricted Securities to an Affiliate of such holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 7.5 to the extent applicable. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 7.5(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if the legend is removed pursuant to a SEC Rule 144 transfer or if, in the opinion of counsel for such holder and Purchaser, such legend is not required in order to establish compliance with any provisions of the Securities Act.

Article VIII
INDEMNIFICATION

Section 8.1          Survival. All representations and warranties of Company and Sellers contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing (“Survival Date”); provided, that, the representations and warranties of Company contained in Sections 4.1, 4.2 and 4.3 and the representations and warranties of Sellers contained in Sections 5.1, 5.2 and Section 5.3 shall survive the Closing until the expiration of the applicable statute of limitations. All representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the Survival Date. All covenants and agreements contained in this Agreement shall survive the Closing until performed and satisfied in accordance with its terms. An Indemnitee shall have no right to assert a claim after expiration of the Survival Date.

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Section 8.2          Indemnification Obligations of Sellers. Each Seller (as such, a “Seller Indemnitor”), severally and not jointly, shall indemnify and hold harmless the Purchaser Indemnitees from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by a Purchaser Indemnitee by reason of, resulting from, based upon or arising out of any of the following:

(a)                    the breach or inaccuracy of any representation or warranty of such Seller or Company contained in or made pursuant to this Agreement;

(b)                    the breach or nonperformance of any covenant or agreement of such Seller or Company contained in this Agreement;

(c)                   all Taxes of Company for any period prior to the Closing;

(d)                    Fraud by such Seller or Company in connection with this Agreement and/or the Transactions; and

(e)                   all claims, actions, suits, Proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing;

provided, however, that with respect to any of the foregoing on the part of Company (as opposed to such Seller) each Seller Indemnitor’s liability under this Section 8.2 shall be limited to such Seller’s Pro Rata Portion of the relevant Losses (and subject to Section 8.4 below).

Section 8.3          Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless the Seller Indemnitees from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by a Seller Indemnitee by reason of, resulting from, based upon or arising out of any of the following:

(a)                    the breach or inaccuracy of any representation or warranty of Purchaser contained in or made pursuant to this Agreement;

(b)                    the breach or nonperformance of any covenant or agreement of Purchaser contained in this Agreement;

(c)                    Fraud by Purchaser or any of its Affiliates in connection with this Agreement and the Transaction; and

(d)                   all claims, actions, suits, Proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

Section 8.4          Limitations.

(a)                   Sellers’ Liability Cap. Subject to Section 8.4(c)-(d), the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from Seller Indemnitor(s) under Section 8.2(a) is an amount equal to Five Hundred Thousand Dollars ($500,000).

(b)                    Purchaser’s Liability Cap. Subject to Section 8.4(c)-(d), the maximum aggregate amount that the Seller Indemnitees are entitled to recover from Purchaser under Section 8.2(b) is an amount equal to Five Hundred Thousand Dollars ($500,000).

(c)                   Applicability of Liability Caps. The limitations set forth in Sections 8.4(a) and 8.4(b), as applicable, shall not apply in the case of: (i) Fraud, (ii) the representations and warranties of Company in Section 4.1, Section 4.2 and Section 4.3, (iii) the representations and warranties of Sellers contained in Section 5.1, Section 5.2 and Section 5.3, and (iv) monetary damages described in Section 8.4(e)(2) below.

(d)                   Baskets. Purchaser Indemnitees and Seller Indemnitees shall not be entitled to recover for Losses indemnifiable under this Article VIII unless and until the cumulative amount of such Losses exceeds Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Basket”), provided that the event such Losses do exceed the Basket then such Losses shall be recoverable by the Indemnified Party only for amounts in excess of the Basket.

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(e)                   Exclusive Remedy. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article VIII shall be the sole and exclusive remedy of any Indemnitee for monetary claims from and after the Closing with respect to breaches of this Agreement by the applicable Party. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain (1) injunctive relief, including specific performance, or any other equitable remedy to which such Indemnitee is otherwise entitled, and attorney’s fees and costs, whether prior to or after the Closing, and/or (2) monetary damages in the event of a breach by another Party of this Agreement so as to (directly or indirectly) prevent a complete Closing of the Transactions. The Parties acknowledge that, other than as expressly provided in this Agreement, (i) no current or former member, manager, officer, employee, Affiliate or adviser of Company or Seller has made or is making any representations or warranties whatsoever regarding Company or Seller or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in Article IV and Article V, the Company and Sellers have not made and are not making, and Purchaser is not relying upon, any representations or warranties whatsoever regarding the Company, the Seller or the subject matter of this Agreement, express or implied.

(f)                     Tax Benefits. The amount of any claim that any Indemnitee may recover pursuant to this Article VIII shall be reduced by an amount equal to any tax benefit actually realized by way of a reduction in cash taxes payable as a result of such claim by such Indemnitee within or for the tax year in which such claim occurred.

(g)                     Insurance. The amount of any claim that any Indemnitee may recover pursuant to this Article VIII shall be reduced by an amount equal to any insurance proceeds received by such Indemnitee resulting from any insurance policy relating to such claim after deducting any related costs and expenses of collection, including, without limitation, the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks.

Section 8.5          Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnitee shall promptly provide written notice of such claim to the indemnifying Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnitee, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to defend a third party claim that (a) involves an actual conflict of interest, (b) seeks an injunction or other equitable relief against an Indemnitee or (c) is asserted by a Person who is a customer, supplier, licensor, licensee, partner or reseller of the Indemnitee or any Affiliate thereof. The Indemnitee shall be entitled to participate in the defense of any such action, with its own counsel and at its own cost and expense provided that the Indemnifying Party shall retain control of the defense of such action. The Indemnifying Party shall keep the Indemnitee apprised of the status of any third party claim for which it has assumed the defense, shall furnish the Indemnitee access to all non-confidential documents and information that such Indemnitee reasonably requests, and shall consult with the Indemnitee Party prior to acting on major matters, including settlement discussions. If the Indemnifying Party does not assume the defense of any such action, the Indemnitee may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnitee may deem appropriate, and no action taken by the Indemnitee in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnitee’s prior written consent (which consent may be withheld in the Indemnitee’s sole discretion).

Section 8.6          Tax Treatment. The Parties shall treat for Tax purposes any indemnity payment made pursuant to this Agreement as an adjustment to the total consideration payable under this Agreement, unless otherwise required by a change in law occurring after the Closing, a closing agreement with an applicable tax authority or a final non-appealable judgment of a court of competent jurisdiction.

Section 8.7          No Duplication of Recovery. Any claim for which any Indemnitee is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.8          Further Limitation on Indemnification. The Purchaser Indemnitors’ rights to indemnification, payment, reimbursement or any other remedy based upon a breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation contained in this Agreement will be deemed to have been waived to the extent that Seller can reasonably demonstrate that Purchaser had Knowledge of such breach or inaccuracy prior to the Closing.

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Section 8.9          Other Matters. Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, or any other document executed in connection with this Agreement.

Article IX
MISCELLANEOUS

Section 9.1          Assignment; Binding Agreement. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Seller, Company or Purchaser without the prior written consent of the other Purchaser and Sellers’ Agent. This Agreement shall be binding upon and shall inure to the benefit of the Parties and to their respective successors and permitted assigns.

Section 9.2          Entire Agreement, Modification and Waivers. This Agreement, together with any agreement related to the transactions contemplated hereby and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be supplemented, modified or amended by the written agreement of Purchaser, Company and Sellers (or Sellers’ Agent on behalf of Sellers). No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.3          Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, if any provision contained in this Agreement is reformed or rewritten by any judicial body of competent jurisdiction, such provision, as so reformed or rewritten, shall be binding upon all Parties.

Section 9.4          Counterparts; Electronic Signatures. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto and thereto, to the extent signed and delivered by means of email or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person.

Section 9.5          Headings; Interpretation. In this Agreement, unless the context otherwise requires, references: (a) to the recitals, articles, sections, exhibits or schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement), regulation or law are to the agreement, Contract, statute, regulation or law as amended, modified, supplemented or replaced from time to time, and to any Section of any statute or law are to any successor to the section; (c) to any Governmental Authority include any successor to that Governmental Authority and (d) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole. The headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders. The terms “dollars” and “$” shall mean dollars of the United States of America.

Section 9.6          Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

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Section 9.7          Payment of Fees and Expenses. Except as explicitly provided for herein, Seller, on the one hand, and Purchaser, on the other hand, shall be responsible for their own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby.

Section 9.8          Notices. All notices, requests, demands and other communications under this Agreement (“Notices”) will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the date sent by email (with confirmation of transmission) or (c) one business day after delivery to a reputable overnight delivery service for next business day delivery. If the day on which a Notice is deemed given under this Section 9.8 is not a business day, then such Notice will instead be deemed given on the next business day. Such Notices shall be addressed to the Parties as follows:

If to Purchaser:

Grom Social Enterprises, Inc.

2060 NW Boca Raton Blvd., #6

Boca Raton, Florida 33431

Attn: Darren Marks

Email: darren@gromsocial.com

With copy (which shall not constitute notice) to:

Crone Law Group, PC

500 Fifth Avenue, Suite 938

New York, New York 10110

Attn: Mark E. Crone, Esq.

E-Mail: mcrone@cronelawgroup.com

If to Company or any Seller:

Mr. Russell Hicks

478 Ellis Street

Pasadena California, 91105

Email: hickserussell@gmail.com

And

Mr. Brent Watts

1830 Countryside Drive

St. Lake City, Utah, 84106

Email: Brentwatts5@icloud.com

And

In the case of Notices to a Seller (excluding Hicks and BWatts) to such Seller in accordance with contact information provided by (or otherwise in the possession of) Purchaser;

With a copy (which shall not constitute notice) to:

Baucom Claytor

200 Providence Road, Suite 106

Charlotte, NC 28207

Attn: M. Heath Gilbert, Jr.

Email: hgilbert@baucomclaytor.com

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Any Party may, from time to time, designate any other address to which any such notice to such Party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

Section 9.9          Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

Section 9.10      No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 9.11      Submission to Jurisdiction; Waivers; Consent to Service of Process. Except as otherwise provided in this Agreement, each Party irrevocably agrees that any legal action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or assigns shall be brought exclusively in the state and federal courts located in the City of Wilmington, State of Delaware, and each of the Parties hereby (x) irrevocably submits with regard to any such action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.8. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable laws and regulations that (i) the action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12      Other Remedies. Any and all remedies expressly conferred under this Agreement upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.13      No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.14      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REGULATIONS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.15      LOI. The Parties hereby agree that that certain Letter of Intent dated March 29, 2021 executed by certain of the Parties and amended by agreement of such Parties dated June 28, 2021 with respect to the transactions contemplated thereby and hereby (the “LOI”) is superseded (i.e., terminated) in its entirety by this Agreement. This Agreement therefore constitutes a “mutual agreement in writing [to] extend the time for the performance of any term or condition of [the] LOI…, waive any provision contained herein, and waive the future performance of any obligation” within the meaning of the LOI.

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Section 9.16      Sellers’ Agent.

(a)                   EACH SELLER HEREBY IRREVOCABLY APPOINTS EACH SELLERS’ AGENT AS HIS/HER/ITS AGENT AND ATTORNEY-IN-FACT with full power and authority to act, either singly or together with the other Sellers’ Agent, for, in the name and on behalf of such Seller in connection with all matters related to this Agreement, the other Seller Transaction Document and/or any of the Transactions, and in furtherance (and not limitation) of the foregoing, each Seller hereby grants to each Sellers' Agent (acting singly or together with the other Sellers’ Agent) the full power and authority: (i) to execute and deliver all Seller Transaction Documents (other than this Agreement) in the name and on behalf of such Seller; (ii) to execute and deliver any and all supplements, modifications or amendments of, or waivers with respect to, this Agreement and all other Seller Transaction Documents (if any) in the name and on behalf of such Seller; (iii) to take all actions contemplated to be taken by such Seller or Sellers' Agent under this Agreement or any other Seller Transaction Document in connection with the Closing; (iv) to give receipts for Purchaser’s payments and deliveries contemplated by this Agreement; (v) to give and receive all notices and other communications relating to this Agreement or any other Seller Transaction Document; and (vi) to execute and deliver such other and further agreements, documents, instruments and certificates that the Sellers' Agents (or either of them) may determine to be necessary, advisable, convenient or proper in connection with the Transactions and/or Closing, all without notice to Sellers and with the same effect as if such Sellers they had himself/herself/itself taken such action.

(b)                    Each Seller hereby acknowledges and agrees that such Seller shall be bound by, and Purchaser and the Company may rely and act upon, any action taken by Sellers' Agents (or either of them) on behalf of such Seller (and/or Sellers generally) and upon any agreement(s), document(s), instrument(s) or certificate(s) executed by Sellers’ Agents (or either of them) with the same force and effect as if such Seller had himself/herself/itself so acted.

(c)                    By their execution hereof, Sellers' Agents hereby accept the appointment and powers granted under this Section 9.16 and agree to act as Sellers' Agent pursuant hereto. Sellers' Agents shall not be liable to Sellers for any action taken or omitted by Sellers' Agent in good faith, and in no event shall Sellers' Agents be liable or responsible except for his own gross negligence or willful misconduct. Sellers shall be liable, jointly and severally, to hold Sellers' Agents (acting in such capacity, but not in their capacity as a “Sellers”) harmless from, and to indemnify and reimburse Sellers' Agents for, all amounts paid by Sellers' Agent(s) pursuant to this Agreement or other Seller Transaction Documents and all claims, liabilities, losses, and expenses (including out-of-pocket and incidental expenses reasonably incurred and reasonable legal fees) arising in connection with any action, suit or claim arising under this Agreement or other Seller Transaction Documents, provided that such Sellers' Agent(s) has not acted with gross negligence, bad faith or willful misconduct with respect to any of the events relating to such claims, liabilities, losses or expenses.

Section 9.17      Waiver of Firm Conflicts.

(a)                    Company and Sellers agree that they shall not seek to have The Crone Law Group P.C. (“CLG”) disqualified from representing Purchaser and/or the Company or any of its Affiliates in connection with any dispute that may arise between any Seller or any of his/its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other, in connection with this Agreement or the Transactions. In the event of any such dispute, Sellers their Affiliates shall have the right to decide whether or not to waive the attorney-client privilege (the “Retained Privilege”) that may apply to any communications between Purchaser and/or Company and CLG that occurred before the Closing; provided that nothing in this Section 9.17(a) shall be construed as a waiver of any attorney-client privilege. Nothing in this Section 9.17(a) shall be construed as a waiver of any privilege controlled by Purchaser after the Closing (which for the avoidance of doubt excludes the Retained Privilege), nor shall anything herein be construed to permit CLG to communicate with any Seller or any of their respective Affiliates after the Closing any information subject to a privilege controlled by Purchaser and/or Company (which for the avoidance of doubt excludes the Retained Privilege). Notwithstanding any other provision herein, this Section 9.17(a) shall be irrevocable, and no term of this Section 9.17(a) may be amended, waived or modified, without the prior written consent of the Sellers and CLG.

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(b)                   Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that: (1) Baucom Claytor (“BC”) has acted as counsel to (A) the Company and (B) Sellers (collectively, the "Seller Group") in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Purchaser agrees, and shall cause the Company to agree, that, following consummation of the Transactions, such representation and any prior representation of the Company by BC shall not preclude BC from serving as counsel to the Seller Group or any director, member, Hicks and BWatts, partner, officer or employee of BC, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions contemplated hereby; (2) Purchaser shall not, and shall cause the Company not to, seek or have BC disqualified from any such representation based on the prior representation of the Company by BC. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.17(b) shall not be deemed exclusive of any other rights to which BC is entitled whether pursuant to law, contract or otherwise. All communications between the Seller Group or the Company, on the one hand, and BC, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the "Privileged Communications") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Purchaser or the Company. Accordingly, Purchaser and the Company shall not have access to any Privileged Communications or to the files of BC relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Company shall be a holders thereof, (ii) to the extent that files of BC in respect of such engagement constitute property of the client, only the Seller Group (and not Purchaser nor the Company) shall hold such property rights and (iii) BC shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Company by reason of any attorney-client relationship between BC and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser and/or the Company, on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser (and/or the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Purchaser (and/or the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or the Company is legally required by governmental order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable law, and (y) advisable in the opinion of Purchaser's counsel, then Purchaser shall immediately (and, in any event, within 10 business days) notify Seller in writing so that Seller can seek a protective order. This Section 9.17(b) is intended for the benefit of, and shall be enforceable by, BC. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of BC.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective duly authorized officers, all as of the day and year first above written.

PURCHASER:		COMPANY:

Grom Social Enterprises, Inc.		Curiosity Ink Media LLC

By:	/s/ Darren Marks	By:	/s/ Brent Watts
	Name: Darren Marks		Name: Brent Watts
	Title: CEO		Title: CEO

SELLERS:

/s/ Russel Hicks	/s/ Brent Watts
Russel Hicks	Brent Watts

/s/ John Van Slooten	/s/ Gregory A. Peterson
John Van Slooten, Trustee	Gregory A. Peterson, Trustee
of the Van Slooten Family Revocable	of the Gregory A. Peterson Revocable
Living Trust dated 4/6/90	Living Trust dated April 9, 2001

/s/ Ryan Watts	/s/ Robert Nelsen
Ryan Watts	Robert Nelsen

/s/ Lauren Selig	/s/ Jared Wolfson
Lauren Selig	Jared Wolfson

/s/ Matthew Cubberly
Matthew Cubberly

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Exhibit A

Form of Restated LLC Agreement

[See pages that follow]

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Exhibit B

Form of Purchaser Convertible Note

[See pages that follow]

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Exhibit C

Form of Employments Agreements

[See pages that follow]

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